Exhibit 5.1

SIDLEY AUSTIN LLP 1501 K STREET, N.W. WASHINGTON, DC 20005 +1 202 736 8000 +1 202 736 8711 FAX AMERICA • ASIA PACIFIC • EUROPE

May 1, 2018

Mid-Con Energy Partners, LP

2431 East 61st Street, Suite 850

Tulsa, Oklahoma 74136

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the registration statement on Form S-3 (the “Registration Statement”), being filed by Mid-Con Energy Partners, LP, a Delaware limited partnership (the “Partnership”) with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to 13,852,687 common units (the “Securities”) representing limited partner interests in the Partnership (“Common Units”), including (i) 9,803,921 Common Units issuable upon conversion of Class B Convertible Preferred Units issued by the Partnership to the selling unitholders named in the Registration Statement (the “Preferred Units”) and (ii) up to 4,048,766 Common Units issuable upon conversion of 4,048,766 Class B Convertible Preferred Units that the Partnership may issue as payment in kind in respect of the Preferred Units (the “PIK Preferred Units”) in connection with the offer and sale of Common Units from time to time by the selling unitholders named in the Registration Statement.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

As the basis for the opinions hereinafter expressed, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following: (a) the Certificate of Limited Partnership of the Partnership and (b) the First Amended and Restated Agreement of Limited Partnership of the Partnership, as amended, (the “Partnership Agreement”). We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Partnership and others, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Partnership.

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	The Securities have been duly authorized by all necessary limited partnership action of the Partnership.

2.	The Securities issuable upon conversion of Preferred Units will, when issued in accordance with the terms of the Partnership Agreement, be validly issued, and holders of such Securities will have no obligation to make further payments for the purchase of such Securities or contributions to the Partnership solely by reason of their ownership of such Securities or their status as limited partners of the Partnership, and no personal liability for the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, solely by reason of being limited partners of the Partnership.

3.	Upon the authorization and approval by the board of directors of Mid-Con Energy GP, LLC, the general partner of the Partnership, of the issuance of PIK Preferred Units by the Partnership as payment in kind with respect to Preferred Units and the issuance of such PIK Preferred Units by the Partnership in accordance with the terms of the Partnership Agreement, the Securities issuable upon conversion of such PIK Preferred Units will, when issued in accordance the terms of the Partnership Agreement, be validly issued, and holders of such Securities will have no obligation to make further payments for the purchase of such Securities or contributions to the Partnership solely by reason of their ownership of such Securities or their status as limited partners of the Partnership, and no personal liability for the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, solely by reason of being limited partners of the Partnership.

This opinion letter is limited to the Delaware Revised Uniform Limited Partnership Act. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an Exhibit to a current report on Form 8-K and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP